Exhibit 10.11

A NON EXCLUSIVE TOLL MANUFACTURING AGREEMENT

This toll manufacturing agreement is made and entered into effective as of this 6th day of August 2013 (the “Effective Date”) by and between:

Oasmia Pharmaceutical AB, a Swedish corporation with its principal place at Vallongatan 1, SE-752 28 Uppsala, Sweden (hereafter "Oasmia"),

and

Syntagon AB a Swedish corporation with its principal place at Tallvägen 2, SE-151 02 Södertälje, Sweden (hereafter “Syntagon”).

Oasmia and Syntagon will be hereafter referred to individually or collectively as the « Party » or the « Parties ».

PREAMBLE:

Whereas Oasmia is a pharmaceutical company specialized in the research, development and commercialization of drugs.

Whereas Syntagon is a contract manufacturer of API and provider of Analytical Services to the pharmaceutical industry and similar businesses?

Whereas Oasmia is willing to entrust Syntagon to produce the Products, (as defined in Section 1 below) according to the Oasmia Process (as defined in Section 1 below). Syntagon agrees to produce the Products as defined below, in exclusivity for Oasmia.

THE PARTIES AGREE UPON THE FOLLOWING TERMS AND CONDITIONS:

1.	Definitions

In this Agreement (including its Preamble), the following expressions shall have following meaning:

“Affiliate” shall mean any company, corporation, firm, partnership or other entity which is directly or indirectly controlled by, or under the same control of any of the Parties, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity, whether by contract, through the by-laws of the aforementioned entities or otherwise.

“Agreement” shall mean this toll manufacturing agreement including all appendixes.

“Batch” or “Batches” shall mean a specific quantity of material produced in accordance with a process or a series of processes so that it is expected to be homogeneous within specified limits.

“cGMP” shall mean EU GMP volume 4 and FDA GMP CFR 211

“CoA” shall mean certification of analyses

“Confidential Information” as defined in section 18.

“Force Majure” as defined in section 20.

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“Initial Term” as defined in section 15.

“Intellectual property” as defined in section 17.

“Oasmia Intellectual Property” as defined in section 18.

“Operations” shall mean all aspects of the manufacturing at Syntagon, but is not limited to, the production facilities and installations, the organisation, competence of staff, quality control and quality assurance activities

“PO” shall mean a purchase order.

“Production Campaign” shall mean three consecutive batches of each Product.

“Process” shall mean Oasmia's production process of the Products, scaled up as described in Appendix 3. It is agreed between the Parties that the Process may be improved by the Parties, and as the consequence Appendix 3 may be changed from time to time upon mutual agreement. The Process cannot be changed unless approved by Oasmia in advance.

“Production Site” shall mean the Syntagon AB Plant PO Box 2073 150 02 Södertälje Sweden. This is the only site approved by the Parties to perform the production of Products.

“Product” or “Products” shall mean all trans-XMeNa and 13 cis-XMeNa taken collectively, as more precisely defined in Appendix 1 and 3. Final Product is the respective isomer dissolved and stored in methanol. This solution is also defined as the Stock Solution of XMeNa.

“Rolling Forecast” shall mean a non binding rolling 12 months purchase forecast.

“Site Master Plan” as defined in cGMP.

“Specifications” shall mean the specific Syntagon supply specification that every batch shipped to Oasmia of the Products shall comply with in according with Appendix 1.

“Stationary Phase” shall mean the HPLC Preparative Chromatography material used for the cleaning and finally polishing of the Products. This refers to a specific material according to Appendix 5

“Starting Materials” shall mean the following materials, which will be provided by Oasmia to Syntagon, “all trans Retinocid Acid”, “13-cis Retinoic Acid” and “17ME-Methylic ester”. Oasmia still owns the material even though Syntagon stores it in its facilities.

“Technical Batch” shall mean a non GMP batch with the purpose of providing evidence that a process of a specific batch size delivers a batch of specified quality.

“Validation Batch” shall mean a full GMP batch of a specific batch size that shall prove that the Process in use delivers batches of releasable quality in full accordance with specifications.

“XMeNa” shall mean Oasmia’s product all trans-XMeNa as defined in Appendix 1.

“13 cis-XMeNa” shall mean Oasmia’s product as defined in Appendix 1.

2.	Purpose of the Agreement

Oasmia is preparing a global registration of pharmaceutical products that contains the Products and therefore Oasmia entrusts Syntagon to produce the Products according to Oasmia's Process as scaled up, and Syntagon agrees to produce and deliver the Products to Oasmia in accordance with the terms and conditions of this Agreement.

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3.	Supply and Purchase

Syntagon shall produce the Products exclusively for Oasmia. The Products shall be produced by Syntagon’s Production Site in Södertälje, as defined in Section 1 above.

4.	Obligations of Oasmia

4.1. Oasmia shall deliver to Syntagon all quantities of Starting Materials necessary for the production of the Products in accordance with the Process and supply Syntagon with Duran bottles for Products, with methanol for preparation of Stock Solutions and temporarily for the test and validation batches supply with methanol.

4.2. Oasmia undertakes to provide Syntagon with Starting Materials in:

-	a quality agreed in Appendix 2;

-	the quantities scheduled in advance, determined sufficient in order to allow Syntagon to produce the Products in accordance with the terms and conditions of the Agreement;

-	sufficiently in advance (typically 4 weeks before start-up of Production Campaign) in order to allow Syntagon to meet the delivery time schedule agreed between Syntagon and Oasmia.

4.3. Oasmia undertakes to provide Syntagon with available information on the Process and with the quality and regulatory requirements in order to allow Syntagon to meet Oasmia’s needs of the Products. Oasmia grants Syntagon a right to use the Process for the purpose of performing its obligations under this Agreement.

4.4. Oasmia shall implement and maintain all regulatory filings in relation to the Products. Oasmia is responsible for all regulatory contacts with the relevant regulatory authorities having jurisdiction over the Products.

4.5. Oasmia QC-lab might act as a temporarily contract lab to Syntagon for Product analyses. Such services shall be agreed and specified between the Parties in writing. Results from such tests that are connected to final Product analyses shall be sent to Syntagon, and Syntagon shall include these data in their CoA for the Products.

5.	Obligations of Syntagon

Syntagon undertakes:

(a)	to follow the Process and not to modify any part of it unless the Parties have agreed in writing upon the modification; this will be under change control according to cGMP.

(b)	to supply the Products in quantities sufficient to meet Oasmia’s demands on a timely basis, according to Oasmia’s firm orders pursuant to Section 9 of this Agreement;

(c)	to supply the Products at the date of delivery to Oasmia in conformity with the specifications in Appendix 1. The Products shall be produced in accordance with cGMP guidelines, ICH Q7, this agreement and the quality agreement in Appendix 4;

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(d)	to purchase all materials and products needed for the Production of the Products, except the Starting Materials, Duran bottles and methanol for Stock Solutions which will be provided by Oasmia and temporarily methanol until Syntagon starts to buy it themselves.

(e)	to inform and transfer to Oasmia, without any delay, any request or information about the Products, received by Syntagon from any third party;

(f)	to give Oasmia, a third party appointed by Oasmia or any authorities the right to audit and inspect Syntagon’s facilities during normal business hours upon notice of at least one (1) month; typically one audit per year from Oasmia or a third party appointed by Oasmia.

(g)	to keep inventory of the precise consumption of Starting Material and shall carry out physical inventory of these materials and report the result to Oasmia upon request and per July 31, October 31, January 31 and April 30.;

(h)	to store the Starting Material separated from all other goods.

(i)	to at all times be responsible to maintain equivalent documents, including but not limited to Site Master Plan, required for Oasmia to fulfill regulatory requirements. This shall be without any cost to Oasmia. Syntagon shall not make any changes of documentation affecting the Products or Processes unless agreed in writing by Oasmia in advance.

(j)	Syntagon will keep inventory of the Products in its facility without any costs to Oasmia up to 6 months after Syntagon and Oasmia release of Products and ship it to places designated in writing by Oasmia at Oasmia expenses.

(k)	Syntagon shall not, without written consent from Oasmia, subcontract the production of any step of the Process.

(l)	Syntagon shall for validation and stability batches dispense Products in, for the purpose, suitable sized and numbers of containers agreed. For normal production batches dispensing in other that the prescribed containers, Syntagon and Oasmia shall agree on charge for such service separately.

(m)	To notify Oasmia without any delay at a risk of downtime in production or other circumstance that might influence the ability to produce the Products.

(n)	To, without additional cost, at the risk of downtime in production, let Oasmia GMP-certified personnel use Syntagon facilities and installed equipment to continue production of the Products

(o)	To, after its best effort, assist Oasmia in the event of paragraph n

(p)	To place written orders for Starting Materials, Duran bottles and methanol to Oasmia 4 weeks in advance of every Production Campaign..

(q)	Superficial material, byproducts, or Product not meeting Oasmia Specifications shall be disposed of in a controlled manner by Syntagon. Full records of these shall be kept by Syntagon.

(r)	Without costs to Oasmia furnish the Operations to comply with FDA and EU GMP for production of the Products.

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6.	Batch Size

6.1. Validation Batches:

For the validation campaign of the Products, Syntagon will produce in 2013 of three (3) Batches of XMeNa and three (3) Batches of 13cis XMeNa of 1100 g (+/-20%), and before the validation campaign, one (1) of each Technical Batch to enable the Process to be validated at this scale.

Syntagon will complete the validation campaign and Oasmia will buy Technical and Validation Batches in accordance with the price conditions set forth in Section 9.

Syntagon will deliver analysis results and CoA on each of the Validation Batches according to Oasmia requirements and issue a complete validation report to Oasmia within four (4) weeks after the end of the validation campaign.

6.2 Batch Size

After the validation campaign, unless otherwise agreed between the Parties, the Batch size of the Products shall be 1100g (+/- 20%), before sampling 40 ml of 100 g/l equivalent to 4g of Products per Batch for analysis & retained samples and analyses samples required by Oasmia or Oasmia subcontracted for laboratory for analyses.

7.	Stationary Phase

For the production of the Products, Syntagon will need stationary phase for its chromatography equipment. The characteristics, quality and quantities of the stationary phase required by Syntagon to produce the Products in accordance with the Process will be agreed upon in writing by the Parties.

Such stationary phase will be purchased by Oasmia and approved by Quality Assurance and delivered to Syntagon.

Syntagon will keep a complete track record of the use of and inventory of the Stationary Phase and have it available for Oasmia upon request. Stationary Phase is specified in Appendix 5.

8.	Price of Products

8.1 Batch Price

For each gram of Products produced by Syntagon in conformity with the Agreement, Oasmia shall pay the price agreed below.

Such price will be as follows:

(a) Price for Technical and Validation Batches (1100g): SEK /g: 215.

(b) Price for regular production at initial Batch Size (1100g): The price shall have an upper price cap of 215 SEK /g for Regular Production after the completion of approved Validation. Every year in December price negotiation will take place between the Parities to agree on batch price for the coming 12 months. A price ladder will be agreed on that increased volume of Products will provide a decrease of the gram price per batch, consequently less volume will have the opposite effect.

(c) The quantities chargeable to Oasmia shall be the net quantity delivered, including the analytical and retain samples as of Section 6.2 and Section 10.

The price of the Products excludes:

-	the cost of Starting Materials, which will be provided free of charge by Oasmia;

-	a sample of 40 ml of 100 g/l solution equivalent to 4g from each Batch of Products for quality release by Syntagon.

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-	The cost for Duran bottles and methanol. When Syntagon starts to buy Duran bottles Oasmia will pay Syntagon´s net cost for them.

Oasmia will buy, at the date of release by Syntagon’s Quality Assurance Department, and at the price agreed upon in the Agreement, all quantities firmly ordered by Oasmia during the mutually agreed Production Campaigns.

8.2 Productivity gains

Any yield improvements proposed by Syntagon, implemented as a change to the Production, that lead to productivity gains shall be shared openly. Any benefit of these shall be calculated and shared 50/50 by the Parties. Improvements and changes by Oasmia will be to the full benefit of Oasmia.

An upgrade of the present HPLC preparative procedure from presently 4 runs to 2 runs will, in full, be a reduction of price/gram for the Products.

Update of the production process for the products might involve development work and update of documentation. The cost of such changes shall be dealt with separately and agreed in good faith between the Parties. Syntagon shall not delay the initiation of such development work and the introduction of such changes; however any changes must be previously approved by Oasmia in writing.

9.	Forecasts and Orders

The estimated quantities of Products needed each year by Oasmia within this Agreement with Syntagon are indicated, for information purposes only, in the table below:

Years	2013 ( including validation)	2014	2015	2016	2017	2018
Quantities of XMeNa in kg	6	12	15	15	18	18
Quantities of 13-cis XMeNa in kg	6	12	15	15	15	15

After receipt of market authorisation of any regulatory authority for the Products, Oasmia shall communicate to Syntagon a non binding Rolling Forecast before the 15th day of each quarter. Firm and binding orders of each batch will be placed at least 4 months in advance of the required delivery date of the first batch of a Production Campaign.

Syntagon will accept Oasmia orders and delivery schedule by sending an acknowledgment of acceptation to Oasmia in accordance with the Agreement.

-	The lead time of delivery of the first Batch of a new Production Campaign is minimum 3 months after the date of the order.

Orders shall be documented by written or electronic PO form. No verbal communication shall be construed to mean a commitment to supply. Each PO shall become firm and binding as soon as confirmed by Syntagon in writing no later than 10 working days following the receipt of Oasmia’s order.

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10.	Payment of Products

After release of each Batch of Products by Syntagon’s Quality Assurance Department, Syntagon will invoice Oasmia the corresponding quantities Products at the agreed price and will send a sample in accordance with section 6 of Products to Oasmia or to any contractor qualified and designated by Oasmia to manage a verification of the Products quality.

Oasmia will pay for the Products produced, fulfilling Specifications and released by Syntagon in accordance with this Agreement, within forty five (45) days after receipt of Syntagon’s invoice unless a quality defect has been detected in accordance with section 11.

The price of the Products is Ex-Works Södertälje (Incoterms I.C.C. 2010).

All such amounts shall be paid in SEK by wire transfer, to such bank or account as Syntagon may from time to time designate in writing.

Any further cost of additional sampling, re-analysis, repacking and special storage requirement will be discussed in good faith by the Parties.

11.	Quality - Rejection

11.1. Quality

Syntagon shall produce, release and deliver the Products in conformity with the Specifications and cGMP requirements. Release procedures shall fulfill the requirements of cGMP. Syntagon shall provide Oasmia with a CoA for each Batch produced.

A master batch protocol, in accordance with cGMP, shall be supplied in English for every update of Process before its implementation. For all batches Syntagon shall keep a complete copy of the Batch Record, as defined in cGMP, available for Oasmia during normal business hours without any costs.In case of any significant Specification changes the details will be agreed upon in the Quality Agreement in accordance with cGMP, as set forth in Appendix 4 of the Agreement.

11.2. Rejection of Products

a)	Promptly upon receipt of each delivery of Product or samples of Products, and no later than thirty (30) days after receipt of each delivery, Oasmia shall perform appropriate inspection procedures designed to determine whether such Products conforms to the applicable Specifications. If any batch of the Products supplied to Oasmia fails to conform to the Specifications, Oasmia shall notify Syntagon within 30 (thirty) days and present reasonable evidence of such non-conformity.

b)	If Oasmia notifies Syntagon that a batch of Products is non-conforming and Syntagon does not dispute such determination, Syntagon shall supply Oasmia with replacement Products without any costs, including but not limited to Starting Materials, within a period of time of maximum sixty (60) days and accept the return of the defective Products at Syntagon’s cost, or have the non-conforming Batch of the Products reprocessed within a period of time of maximum forty five (45) days, as long as such reprocessing has been previously approved by both Syntagon and Oasmia, at Syntagon’s cost. In the case of non-conforming Products Oasmia shall supply Syntagon with analytical documentation that supports the judgment of the non-conformance.

c)	In the event that Syntagon disputes the findings alleging non-conformity provided by Oasmia, Syntagon shall provide Oasmia with notice thereof within ten (10) days after Syntagon’s receipt of Oasmia’s notice and presentation of evidence. Syntagon shall thereafter have an additional fifteen (15) days period after Oasmia’s receipt of such notice to perform such testing and analysis of the Products that Oasmia claims to be non-conforming. All information, including but not limited to re-analytical tests, regarding a non-conformance shall be transparent. Based on such testing the Parties will negotiate in good faith for a period of 10 (ten) days to reach a resolution of the issue.

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11.3.      Quality in relation to cGMP

a) All costs or changes required to keep or upgrade Syntagon Operations to comply with FDA and EU GMP shall be carried by Syntagon.

b) In case of remarks or deficiencies, either connected to any supplied document to Oasmia for regulatory purposes or as a result of GMP inspections by FDA or EU authorities, Syntagon shall without delay correct the deficiencies provide documentation thereof and have them closed by the authority involved.

12.	Complaints and Recalls

In the event that a Product delivered by Syntagon is involved in any complaint from Oasmia customers or contract producer of an Oasmia registered pharmaceutical product, Oasmia shall immediately inform Syntagon and provide all necessary information to Syntagon to, in a timely manner, initiate all required investigations.

Further, Syntagon shall be immediately informed of any complaints or regulatory action, investigation or recall on Oasmia products from regulatory authorities. Syntagon shall collaborate with Oasmia at its best efforts to provide all required information to Oasmia.

Recalls proven to be caused by negligence from Syntagon shall be remedied by Syntagon in accordance with Section 13.

Any non conformance, regulatory actions or complaints to Syntagon, by other than Oasmia, Syntagon shall without any delay inform Oasmia. Syntagon shall make all efforts possible to minimize the effect of such events.

13.	Liability and indemnification

13.1. Syntagon’s liability

It is expressly agreed between the Parties that Syntagon’s sole liability and responsibility under the Agreement is limited to the production of the Products in conformity with the Specifications set forth in Appendix 1 or with the new Specifications that may be agreed on by the Parties from time to time.

Syntagon undertakes to hold Oasmia harmless against any liability claim, lawsuits or judgments suffered or incurred by Oasmia arising out of defective production and/or supply of Products or being a result of any breach of this Agreement by Syntagon.

In case of a recall or other regulatory intervention on Oasmia caused by Syntagon’s negligence shall be covered by Syntagon. Third party claims caused by Syntagon’s negligence shall be covered by Syntagon directly or by Syntagon insurance policies.

13.2. Oasmia’s liability

Oasmia undertakes to hold Syntagon harmless against any liability claim, lawsuits or judgments suffered or incurred by Syntagon arising out of Oasmia negligent use, breach of warranty, production or sale of pharmaceutical speciality containing the Products or being a result of any breach of this Agreement by Oasmia.

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13.3. Limitation of liability

Each of the parties will be solely liable and responsible for all claims, lawsuits or judgments in connection with their Intellectual Property.

14.	Syntagon Indemnification

Syntagon shall indemnify, defend and hold harmless Oasmia and its affiliates and any of their respective directors, officers and employees from and against any and all claims to the extent resulting from Syntagon’s negligence or willful misconduct or Syntagon’s breach of its representations or warranties under this Agreement.

15.	Duration

This Agreement shall enter into force on the Effective Date and shall remain in force until December 31, 2018 (the “Initial Term”).

After the Initial Term, this Agreement will be automatically renewed for a one (1) year period unless a Party, in writing, terminates the Agreement at least twelve (12) months before the end of the renewal period. Both Parties have to update the other party well in advance of the expiry of the Initial Term, e.g. more than 12 months before the expiry.

16.	Termination

This Agreement may be terminated at any time:

a)	by a Party upon registered written notice to the other in case of a breach of the other Parties obligations hereunder which has not been remedied within ninety (90) days after receiving a written notice from the other Party requiring such breach to be remedied; or

b)	by a Party if the other Party goes into liquidation, becomes bankrupt or insolvent; or

c)	by a Oasmia in case Syntagon is acquired by any third party or a change of ownership take place of Syntagon.

In case of termination of this Agreement:

-	Syntagon shall, upon request, transfer all raw data and documents related to Products and the Process to Oasmia. However, Syntagon may keep one copy which can be kept for legal archival purposes;

-	Syntagon shall transfer to Oasmia, upon request and without any cost, all quantities of Starting Materials not needed by Syntagon to produce the Products ordered by Oasmia or under production;

-	Oasmia shall purchase from Syntagon all quantities of Products already firm ordered.

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17.	Intellectual Property Rights

17.1 Existing Intellectual Property

Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing patents, trademarks, copyrights, trade secrets, know-how, and other intellectual property (collectively “Intellectual Property”), without conferring any interests therein on the other Party. Without limiting the generality of the preceding sentence, Oasmia shall retain all right, title and interest arising under the applicable laws, rules and regulations in and to all Products, Process, production and labeling and trademarks associated therewith (collectively, “Oasmia Intellectual Property”). Neither Syntagon nor any third Party shall acquire any right, title or interest in Oasmia Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

17.2 Product or Process Related Inventions and Improvements

Oasmia and Syntagon each acknowledge and agree that all rights, title and interest in any inventions or improvements, as between the Parties, related to the Processes, for these Products will be Oasmia Intellectual Property, owned by Oasmia, independently of who is the initiator of the invention, improvement or change.

17.3 Disclaimer

Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, or otherwise, as: (i) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its inventions or other Intellectual Property, (ii) creating an obligation of either Party to make any such grant, transfer or other conveyance or (iii) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project.

17.4 Warranty on Intellectual Property Rights

Oasmia warrants that:

(i)	it is the sole owner or licensee of the Process and the Products Intellectual Property rights.
(ii)	Syntagon is entitled to use Oasmia Intellectual Property rights for the purpose of performing the services under this Agreement.

Syntagon warrants that Oasmia is entitled to use Intellectual Property rights and services under this Agreement.

18.	CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

18.1 Confidential Information

Under the terms of this agreement the Parties will provide the other Party with information including, but not limited to, their know-how, business activities, facilities, equipment, the Process and the Products and their impurity profile and methods (collectively “Confidential Information”).

The Parties agrees to treat the Confidential Information as strictly confidential at all times and shall not disclose the Confidential Information, or any other data about the Process and the Products, to any third party, without the written consent of the other Party. The Parties shall procure that all their employees using the Confidential Information shall be bound by the conditions of confidentiality set forth in this Agreement.

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This provision shall not apply to any part of Confidential Information which the receiving Party disclosing is able to clearly demonstrate that:

-	was lawfully in the receiving Party’s possession and/or known by the receiving Party, as evidenced by its written records, prior to the disclosure by disclosing Party;

-	at the date of receipt by the receiving Party, was already in the public domain or has subsequently come into the public domain not as a result of a breach of this Agreement by the receiving Party;

-	was subsequently disclosed to the receiving Party by a third party not receiving the same from any source directly or indirectly connected to disclosing Party;

-	is independently developed by an employee or agent of the receiving Party without knowledge of the disclosing Party’s Information as evidenced by receiving Party’s written records.

No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Product.

18.2 Prior Confidentiality Agreement

This Agreement, incorporates the Confidentiality Agreement signed by Oasmia and Syntagon on the 2012-01-17 and is made a part hereof. All terms and conditions set forth in the Confidentiality Agreement shall continue to govern any disclosure made under the Confidentiality Agreement and shall govern any disclosure made as of the Effective Date of this Agreement. The Confidentiality Agreement shall expire as stated in section 18.6.

18.3 Litigation and Governmental Disclosure

Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and will use good faith efforts to assist such other Party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

18.4 Limitation of Disclosure

The Parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations, and except as may be authorized in Section 18 and unless otherwise agreed in the Agreement, no information concerning this Agreement and the transactions contemplated herein shall be made public by either Party without the prior written consent of the other.

18.5 Publicity

The Parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the Parties. The failure of a Party to return a draft of a press release with its proposed amendments or modifications to such press release to the other Party within three (3) business days of such Party’s receipt of such press release shall be deemed as such Party’s approval of such press release as received by such Party.

18.6 Duration of Confidentiality

All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire ten (10) years after the date of termination.

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19.	Insurance

During the Term of this Agreement, Oasmia and Syntagon shall each maintain general business liability insurance coverage, sufficient to cover their respective responsibilities and liabilities in this Agreement. Upon request by one Party, the other Party shall furnish to the requesting Party a certificate of insurance signed by an authorized representative of the Party's insurance underwriter evidencing the insurance coverage required by this Agreement.

20.	Force Majeure

Neither Party shall be in default for any failure to fulfil any of its obligations under this Agreement caused by Force Majeure, as notified to the other Party promptly upon occurrence, during the whole duration of such Force Majeure provided that such Party use reasonable efforts to fulfil its performance by other means.

For the purpose of this Agreement, Force Majeure is defined as follows: causes beyond the best endeavours of either Party to avoid and beyond the control of the affected Party without its fault or negligence, including without limitation, acts of God, strikes, lock-out, destruction or disruption of production facilities by fire or storm, failure of public utilities or of carriers.

If such Force Majeure prevents either Party from fulfilling its obligations under this Agreement for more than ninety (90) days, then the other Party shall have the right to terminate this Agreement forthwith.

21.	Assignment

Neither Party shall assign this Agreement or any part hereof or any interest herein to any third party (or use any subcontractor) without the prior written approval of the other Party. No assignment shall relieve any Party of responsibility for the performance of its obligations hereunder.

22.	Applicable Law/Jurisdiction

This Agreement shall be governed by and construed in all respects by and in accordance with Swedish law.

In the event of any dispute arising out of or in connection with the execution or interpretation of this Agreement, both Parties shall endeavour for a period of sixty (60) days to settle such dispute amicably between them.

It is expressly agreed between the Parties that if no settlement can be found between them within a reasonable period of time, and in any case no later than sixty (60) days following the receipt by one Party of the written claim of the other Party, such dispute shall be finally settled by arbitration in accordance with the Arbitration Rules of the Stockholm Chambers of Commerce (S.C.C.) in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.

There shall be three arbitrators. The seat of the arbitration shall be in Stockholm and the proceedings shall be conducted in Swedish language.

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23.	Final Provisions

23.1	This Agreement, including the prior Confidentiality Agreement, and its Appendices contains the entire agreement between the Parties concerning the subject matter hereof.

23.2	No supplement, modification or waiver of any provision of this Agreement shall be valid unless in writing signed by both Parties hereto.

23.3	In case of one or more of the provisions contained hereto is invalid, illegal or unenforceable in any respect, the validity of the remaining provisions hereto shall not be affected or impaired thereby, except to the extent necessary to avoid an unjust or inequitable result.

24.	Notices

All original notices hereunder shall be delivered by mail and copies by fax or e-mail, to the following address of the respective Parties:

To Oasmia:	Oasmia Pharmaceutical AB
Vallongatan 1
752 28, Uppsala, Sweden
Attn. Hans Sundin
Phone: +46 (0) 18 50 54 40
Fax: +46 (0) 18 51 08 73

To Syntagon:	Syntagon AB
P.O. Box 2073
SE 151 02 Södertälje
Attn. Michael Lofthagen
Phone : +46(0)8 554 422 50
Fax : +46(0) 8 550 879 35

25.	List of Appendixes attached to this Agreement

The following appendixes are attached to this Agreement and form an integral part thereof:

- Appendix 1: Supply specifications of the Products (all trans-XMeNa and 13 cis-XMeNa)

- Appendix 2: Technical specifications of the Starting Materials, and other materials involved in the Processing or storage of the Products.

- Appendix 3: Description of the Process

- Appendix 4: Quality Agreement

- Appendix 5: Description and specification of Preparative HPLC sold phase material

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In witness whereof, the Parties have executed this Agreement by their duly authorized representative.

Made in two originals, one for each Party.

For Oasmia Pharmaceutical AB	For Syntagon AB

By (duly authorized):	By (duly authorized):

Name: Hans Sundin	Name: Michael Lofthagen
Title: Executive Vice President	Title: CEO
Date:	Date:

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